Exhibit 99.1

Ventyx Biosciences Announces Appointment of William Sandborn, MD, as President and Chief Medical Officer

Dr. Sandborn brings a wealth of clinical experience and knowledge to Ventyx as we advance our clinical-stage pipeline of novel oral therapies for patients with inflammatory diseases

ENCINITAS, Calif., May 9, 2022 (GLOBE NEWSWIRE) – Ventyx Biosciences, Inc. (Nasdaq: VTYX), (“Ventyx”), a clinical-stage biopharmaceutical company focused on advancing novel oral therapies that address a range of inflammatory diseases with significant unmet medical need, today announced the appointment of William Sandborn, MD, as President and Chief Medical Officer.

“I am delighted to welcome Bill to the Ventyx leadership team,” said Raju Mohan, CEO. “In addition to being an accomplished physician, a world-renowned immunologist and an expert in the field of inflammatory bowel disease, Bill has also played a key role in the development of a number of approved therapies in the immunology space, both small-molecules and biologics. As Chairman of our Clinical Advisory Board, Bill has already played a vital role in developing and shaping our clinical strategy and now, in his new role as both President and CMO, he will lead our clinical development team as we advance our diverse portfolio that targets multiple immune-mediated diseases.”

“I am incredibly pleased to join the Ventyx team as President and Chief Medical Officer. I have worked very closely with Raju and the Ventyx team over the past five years as an advisor and now look forward to devoting my full attention to advancing our mission of developing innovative oral therapies,” said Dr. Sandborn. “Ventyx has built a compelling portfolio of small-molecule drugs targeting TYK2, S1P1R and NLRP3 and I am excited about the profile of the clinical candidates. I look forward to discussing the clinical updates from our Phase 1 trials for VTX2735 and VTX958 in the near future. I believe VTX958 has potential to be a differentiated, best-in-class allosteric TYK2 inhibitor for the treatment of immune-mediated diseases currently dominated by biologics, including psoriasis, psoriatic arthritis, Crohn’s disease and lupus.”

Most recently, Dr. Sandborn was a co-founder and Chief Medical Officer at Shoreline Biosciences. Previously, he was a co-founder of Santarus. Prior to Shoreline, Dr. Sandborn was a Professor of Medicine and Chief, Division of Gastroenterology at University of California San Diego (UCSD), and previous to that he was a Professor of Medicine and Vice Chairman of the Division of Gastroenterology and Hepatology at the Mayo Clinic in Rochester, Minnesota. Dr. Sandborn has published over 900 peer-reviewed articles, including articles in the New England Journal of Medicine, Nature, Lancet, JAMA, Annals of Internal Medicine, and Gastroenterology. Dr. Sandborn completed medical school and an internal medicine residency at Loma Linda University in Loma Linda, California, and a gastroenterology fellowship at the Mayo Clinic in Rochester, Minnesota.

Dr. Sandborn succeeds Jörn Drappa, MD, who served as Ventyx’s Chief Medical Officer since September 2021. “We would like to thank Jörn for his contributions to Ventyx and wish him the best in his future endeavors,” added Dr. Mohan.

About Ventyx Biosciences

Ventyx is a clinical-stage biopharmaceutical company focused on developing innovative oral medicines for patients living with autoimmune and inflammatory disorders. We believe our ability to efficiently discover and develop differentiated drug candidates will allow us to address important unmet medical needs with novel oral therapies that can shift immunology markets from injectable to oral drugs. Our current pipeline includes three clinical-stage programs targeting TYK2, S1P1R and NLRP3, positioning us to become a leader in the development of oral immunology therapies. Ventyx is headquartered in Encinitas, California. For more information about Ventyx, please visit www.ventyxbio.com.

Forward-Looking Statements

Ventyx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential of VTX958 to be a best-in-class allosteric TYK2 inhibitor for the treatment of immune-mediated diseases currently dominated by biologics, including psoriasis, psoriatic arthritis, Crohn’s disease and lupus.

The inclusion of forward-looking statements should not be regarded as a representation by Ventyx that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Ventyx’s business, including, without limitation: potential delays in the commencement, enrollment and completion of clinical trials; disruption to our operations from the ongoing global outbreak of the COVID-19 pandemic, including clinical trial delays; the Company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the results of preclinical studies and early clinical trials are not necessarily predictive of future results; the success of Ventyx’s clinical trials and preclinical studies for its product candidates; interim results do not necessarily predict final results and one or more of the outcomes may materially change as the trial continues and more patient data become available and following more comprehensive audit and verification procedures; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of our product candidates that may limit their development, regulatory approval and/or commercialization, or may result in recalls or product liability claims; and other risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including in Part I, Item 1A (Risk Factors) of our Annual Report on Form 10-K, filed with the SEC on March 24, 2022, and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Ventyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Relations Contact

Patti Bank

Managing Director

ICR Westwicke

(415) 513-1284

IR@ventyxbio.com